                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              BLAIR CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              BLAIR CORPORATION
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                            ------------------------

                NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS OF
                               BLAIR CORPORATION

                     to be held on Tuesday, April 18, 1995
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Blair Corporation (the "Company"), a Delaware corporation, will be held in the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania, on Tuesday, April 18, 1995 at 11:00 a.m., for the following purposes:

     1. To elect twelve Directors to serve for a term of one year and until their successors are elected and qualified.

     2. To ratify the appointment of Ernst & Young L.L.P. as independent public accountants of the Company for the year 1995.

     3. To transact such other business as may lawfully come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 24, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

     To assure that your shares are represented at the meeting, please date, sign and return the enclosed proxy. A postage-paid, self addressed envelope is enclosed for your convenience in returning the proxy. If you decide to attend the meeting, you may revoke the proxy at any time before it is voted.

                                                          DAVID A. BLAIR
                                                                       Secretary
Dated: March 17, 1995
       Warren, Pennsylvania

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                                                                  March 17, 1995

                                PROXY STATEMENT

     This Proxy Statement solicits proxies on behalf of the management of Blair Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, April 18, 1995. The Company's principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366.

     Under Delaware law, any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted.

     The shares represented by proxies received by the Company's management will be voted at the meeting, or at any adjournments thereof, in accordance with the specifications made therein. If no specification is made on a proxy card, it will be voted FOR the matters specified on the proxy card. All proxies not voted will not be counted toward establishing a quorum. Shareholders should note that while broker non-votes and votes for ABSTAIN will count toward establishing a quorum, passage of any proposal considered at the Annual Meeting will occur only if a sufficient number of votes are cast FOR the proposal. Accordingly, votes to ABSTAIN and votes AGAINST will have the same effect in determining whether the proposal is approved.

     On February 24, 1995, there were 9,273,482 shares of the Company's Common Stock outstanding. Only stockholders of record at the close of business on February 24, 1995 will be entitled to notice of and to vote at the meeting and any adjournments thereof, with each share being entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Common Stock outstanding on February 24, 1995 will constitute a quorum.

     A copy of the 1994 Annual Report of the Company, including financial statements and a description of its operations for 1994, accompanies this Proxy Statement, but is not incorporated in this Proxy Statement by this reference. This Proxy Statement, Notice of Meeting and the enclosed proxy card are first being mailed to stockholders on or about March 17, 1995.

                             ELECTION OF DIRECTORS

     One of the purposes of the meeting is to elect 12 directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The persons named in the proxy intend to vote the proxy for the election as directors of the nominees named below. If, however, any nominee is unwilling or unable to serve as a director, which is not now expected, the persons named in the proxy reserve the right to vote for such other person as may be nominated by management. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

     The table below sets forth the name of each nominee for election as a director and the nominee's age, position with the Company, business experience and principal occupation during the past five years, and family relationships with other directors. All of the nominees, except for Robert D. Crowley and Thomas P. McKeever, were elected as directors at the Company's 1994 Annual Meeting of Stockholders. The Board elected Messrs. Crowley and McKeever as directors on October 19, 1994. John L. Blair, a former director, retired from the Company on July 20, 1994.

                                                                                 BUSINESS
                                       POSITION WITH       DIRECTOR          EXPERIENCE DURING
            NAME            AGE           COMPANY            SINCE            PAST FIVE YEARS
            ----            ---           -------            -----            ---------------
David A. Blair(1)........... 44     Secretary and Order      1988    Secretary, January 1,
                                 Handling Service Director           1991--present; Assistant
                                                                     Secretary, January 1, 1988
                                                                     through December 31, 1990;
                                                                     Customer Relations Manager, June
                                                                     1, 1982 through May 31, 1993;
                                                                     Order Handling Service Director,
                                                                     June 1, 1993--present.

Robert W. Blair(1).......... 64           Director           1962    Executive Vice President, January
                                                                     1, 1990 through December 31,
                                                                     1990; Secretary, July 16, 1963
                                                                     through December 31, 1990; member
                                                                     of Executive Committee, April 16,
                                                                     1968 through December 31, 1990.

Steven M. Blair(2).......... 51        Vice President        1986    Vice President (Order Handling)
                                      (Order Handling)               for the past five years.

Robert D. Crowley........... 45  Vice President (Menswear)   1994    Vice President (Menswear) for the
                                                                     past five years.

John O. Hanna............... 63           Director           1992    President and Chief Executive
                                                                     Officer of Northwest Savings
                                                                     Bank, PaSA, Warren, PA, since
                                                                     January, 1977.

Gerald A. Huber............. 66           Director           1992    Senior Vice President and
                                                                     Manager, Warren Area Trust
                                                                     Department, Marine Bank, Erie,
                                                                     PA, July 1, 1982, through June
                                                                     30, 1992.

Murray K. McComas........... 58  President, Chairman of the   1977   President and Chairman of the
                                    Board and member of              Board effective October 21, 1987;
                                    Executive Committee              member of
                                                                     Executive Committee, April 20,
                                                                     1987--present.

Thomas P. McKeever.......... 46   Vice President (Employee   1994    Vice President (Employee
                                   and Public Relations)             and Public Relations) for the
                                                                     past five years.

Michael J. Samargya......... 61        Vice President        1973    Vice President (Data Processing)
                                     (Data Processing)               for the past five years.

Giles W. Schutte............ 63  Executive Vice President,   1972    Executive Vice President, January
                                  Treasurer and member of            1, 1991--present; member of
                                    Executive Committee              Executive Committee, January 1,
                                                                     1990--present; Vice President,
                                                                     January 1, 1974 through December
                                                                     31, 1990; Treasurer for the past
                                                                     five years.

Blair T. Smoulder........... 52   Executive Vice President   1986    Executive Vice President and
                                  and member of Executive            member of Executive Committee,
                                         Committee                   January 1, 1990--present.

                                                                                 BUSINESS
                                       POSITION WITH       DIRECTOR          EXPERIENCE DURING
            NAME            AGE           COMPANY            SINCE            PAST FIVE YEARS
            ----            ---           -------            -----            ---------------
John E. Zawacki............. 46        Vice President        1988    Vice President (Womenswear) for
                                        (Womenswear)                 the past five years.

- ---------

(1) Mr. David A. Blair is the nephew of Mr. Robert W. Blair.

(2) Mr. Steven M. Blair is not related to either Mr. Robert W. Blair or Mr. David A. Blair.

     The table below sets forth the name of each executive officer of the Company not listed above, his name, age, position with the Company, present principal occupation and business experience during the past five years.

                                                           EXECUTIVE             BUSINESS
                                       POSITION WITH        OFFICER          EXPERIENCE DURING
            NAME            AGE           COMPANY            SINCE            PAST FIVE YEARS
            ----            ---           -------            -----            ---------------
Timothy J. Baker............ 48        Vice President        1990    Vice President (Planning) for the
                                         (Planning)                  past five years.
C. Wayne Kipple............. 52        Vice President        1980    Vice President (Home Products)
                                      (Home Products)                for the past five years.

John A. Lasher.............. 43        Vice President        1987    Vice President (Advertising) for
                                       (Advertising)                 the past five years.

Randall A. Scalise.......... 40        Vice President        1989    Vice President (Merchandise Han-
                                   (Merchandise Handling)            dling), January 20,
                                                                     1993--present; Assistant Vice
                                                                     President (Merchandise Handling),
                                                                     April, 1991--January, 1993;
                                                                     Assistant Vice President (Women's
                                                                     Merchandise), March, 1988 through
                                                                     March 1991.

James H. Smith.............. 48        Vice President        1995    Vice President (Building and
                                  (Building and Property)            Property), January 18,
                                                                     1995--present; Assistant Vice
                                                                     President (Building and
                                                                     Property), April 17, 1990--Janu-
                                                                     ary 18, 1995; Accountant, April,
                                                                     1971--April 16, 1990.

William A. Tucker........... 41   Vice President (Mailing)   1989    Vice President (Mailing) for the
                                                                     past five years.
Lawrence R. Vicini.......... 46        Vice President        1992    Vice President (International
                                   (International Trade)             Trade), June 22, 1992--present;
                                                                     Assistant Vice President
                                                                     (International Trade), January,
                                                                     1991--June, 1992; Assistant Vice
                                                                     President (Men's Merchandise),
                                                                     March 1989 through January, 1991.
Richard E. Zimmerman........ 54        Vice President        1986    Vice President (Personnel) for
                                        (Personnel)                  the past five years.

PRINCIPAL HOLDERS OF COMMON STOCK

     (a) Security Ownership of Certain Beneficial Owners. The table below sets forth information as of February 24, 1995 with respect to each person and institution known to the Company's management to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock.

                                          NAME AND ADDRESS         AMOUNT AND NATURE OF       PERCENT
  TITLE OF CLASS                        OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP       OF CLASS
  --------------                        -------------------        --------------------       --------
Common Stock.....................   John L. Blair
                                    108 East Street
                                    Warren, PA 16365                     1,225,001(1)            13.2%
Common Stock.....................   PNC Bank Corporation
                                    5th Ave. & Wood Street
                                    Pittsburgh, PA 15222                 1,515,519(2)            16.3%

- ---------

(1) Such amount includes (i) 153,309 shares of Common Stock held in trust of which Mr. John L. Blair is a co-trustee with a commercial bank; and (ii) 58,646 shares of Common Stock held in two trusts, each of 29,323 shares, of which Mr. John L. Blair is a co-trustee with a commercial bank, for the benefit of each of Mr. Blair's children. Such amount does not include 110,252 shares of Common Stock, owned of record by Mr. John L. Blair's wife, as to which Mr. John L. Blair disclaims beneficial ownership.

(2) All of these shares are held by PNC Bank, N.A., in a safekeeping agency account with the Depository Trust Company. PNC Bank, N.A. currently serves as the trustee or administrator for 103 separate trust and estate accounts which are the record or beneficial owners of the Company's Common Stock, none of which is individually the record or beneficial owner of five percent or more of the Company's outstanding Common Stock. PNC Bank, N.A. disclaims beneficial ownership of these shares.

     (b) Security Ownership of Management. The following table sets forth, as of February 24, 1995, certain information with respect to the Company's Common Stock owned beneficially by each director and nominee for election as a director, which includes all of the executive officers named below under "Executive Compensation," and by all directors and executive officers of the Company as a group.

                                                                      NUMBER OF SHARES
                                                                       AND NATURE OF
                                             NAME OF                     BENEFICIAL           PERCENT
  TITLE OF CLASS                        BENEFICIAL OWNER                 OWNERSHIP            OF CLASS
  --------------                        ----------------                 ---------            --------
Common Stock................   David A. Blair                                38,953(1)(2)         .4%
Common Stock................   Robert W. Blair                              232,730(2)           2.5%
Common Stock................   Steven M. Blair                               14,595               .2%
Common Stock................   Robert D. Crowley                              6,550(2)           .07%
Common Stock................   John O. Hanna                                  1,500(2)           .02%
Common Stock................   Gerald A. Huber                                1,900(2)           .02%
Common Stock................   Murray K. McComas                             39,125(2)            .4%
Common Stock................   Thomas P. McKeever                             7,850              .08%
Common Stock................   Michael J. Samargya                           30,850               .3%
Common Stock................   Giles W. Schutte                              20,710(2)            .2%
Common Stock................   Blair T. Smoulder                              9,850(2)            .1%
Common Stock................   John E. Zawacki                                5,550(2)           .06%
Common Stock................   All directors and executive                  490,718(1)(2)(3)     5.3%
                               officers as a group (includes 20
                               persons)

- ---------

(1) Such share totals include, with respect to Mr. David A. Blair, 33,750 shares held in a revocable trust established by Mr. David A. Blair and administered by a commercial bank and 1,203 shares held in another trust administered by a commercial bank for the benefit of Mr. David A. Blair.

(2) The share totals do not include the following shares of stock held by a bank as trustee for the benefit of the indicated nominee, as to which the indicated nominees have no voting or investment power, beneficial interest in which shares is disclaimed by such nominees: Mr. Robert W. Blair (46,667 shares) and Mr. David A. Blair (7,333 shares). The share totals in the table also do not include the following shares of Common Stock held by and for the benefit of members of the immediate families of certain nominees, as to which the indicated nominees have no voting or investment power, beneficial interest in which are disclaimed by such nominees: Mr. David A. Blair (2,200 shares), Mr. Robert W. Blair (7,160 shares), Mr. Steven M. Blair (7,500 shares) Mr. Robert D. Crowley (8,248 shares), Mr. John O. Hanna (300 shares), Mr. Gerald A. Huber (10 shares), Mr. Murray K. McComas (3,980 shares), Mr. Giles W. Schutte (13,430 shares), Mr. Blair T. Smoulder (9,300 shares) and Mr. John E. Zawacki (10,579 shares). In addition, the share totals do not include 1,065 shares of Common Stock which are held by or for the benefit of members of the immediate families of executive officers of the Company not identified individually in this chart, as to which such executive officers have no voting or investment power, beneficial interest in which is disclaimed by such executive officers.

(3) Such share totals include an aggregate of 7480 shares of Common Stock jointly owned by the directors and executive officers with their spouses.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded to, earned by, or paid to the Company's chief executive officer, Mr. Murray K. McComas, and its four most highly compensated executive officers other than Mr. McComas for all services rendered to the Company during 1994 and for each of the previous two years:

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                 -----------------------------------------
               NAME AND                                                     OTHER ANNUAL          ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY(1)    BONUS(2)     COMPENSATION(3)     COMPENSATION(4)
- --------------------------------------   ----    ---------    --------     ---------------     ---------------
Murray K. McComas.....................   1994    $ 466,506    $41,986         $ 131,094            $61,369
President and                            1993      445,288     26,717           133,837             68,023
Chairman of the Board                    1992      446,084     39,919           103,810             63,206
Michael J. Samargya...................   1994      295,982     25,832            47,676             44,363
Vice President                           1993      282,504     16,950            58,745             47,599
(Data Processing)                        1992      282,470     24,951            34,610             43,630
Giles W. Schutte......................   1994      342,128     30,674            65,591             63,812
Executive Vice                           1993      326,552     19,593            85,783             69,317
President and Treasurer                  1992      326,605     29,175            51,483             52,715
Blair T. Smoulder.....................   1994      342,128     30,443            65,642             42,545
Executive Vice                           1993      326,552     19,593            85,784             48,765
President                                1992      326,405     29,223            51,483             44,624
John E. Zawacki.......................   1994      251,426     22,628            46,348             29,797
Vice President                           1993      236,660     14,200            58,176             34,554
(Womenswear)                             1992      236,453     21,110            35,316             31,871

- ---------

(1) Includes director's fees paid to each of the named executive officers, as follows:

                                                                             1992      1993     1994
                                                                            ------     ----     ----
     Murray K. McComas...................................................   $1,700       0        0
     Michael J. Samargya.................................................    1,700       0        0
     Giles W. Schutte....................................................    1,900       0        0
     Blair T. Smoulder...................................................    1,700       0        0
     John E. Zawacki.....................................................    1,900       0        0

(2) For fiscal years 1992, 1993, and 1994, the Company's executive officers earned bonuses in accordance with the schedule set forth herein in the "Report of the Executive Officer Compensation Committee." The applicable bonus percentage was 9% of 1992 salary income earned, 6% of 1993 salary income earned and 9% of 1994 salary income earned. The 1992 bonuses were paid by the Company in 1993, the 1993 bonuses were paid by the Company in 1994 and the 1994 bonuses were paid by the Company in 1995. In 1992, the Company paid the named executive officers bonuses which were earned in fiscal year 1991 in accordance with a bonus plan under which all employees received bonuses equal to 2.5% of their 1991 salary income.

     In all cases, bonuses paid equal a percentage of the executive officer's salary income earned in the preceding fiscal year, which percentage varies depending upon the Company's annual net income during such preceding fiscal year.

(3) This aggregate figure includes the dollar value of the difference between the price paid by the named executive officer for stock and the fair market value of the stock purchased on the date of purchase pursuant to the Company's Employee Stock Purchase Plan, and the sum of amounts reimbursed for payment of taxes on restricted stock awards and interest imputed on the deferred payment for restricted stock not yet fully paid for with respect to the named executive officer. Aggregate restricted stock holdings as of 12/31/94 for each of the named executive officers were:

                                                            NUMBER OF SHARES     DOLLAR VALUE
                                                            ----------------     ------------
            Murray K. McComas............................        15,750            $527,370
            Michael J. Samargya..........................         5,550             187,068
            Giles W. Schutte.............................         7,250             247,908
            Blair T. Smoulder............................         7,250             247,908
            John E. Zawacki..............................         5,550             187,068

     Restricted stock awards are made under the Company's Employee Stock Purchase Plan. The purchase price for shares purchased under the Plan is paid over time out of cash dividends, when and if declared and paid by the Company. No cash is received by the Company at the time the shares are purchased, although the participant receives the rights to receive dividends and vote the shares at the time. Awarded shares are subject to repurchase by the Company, for the dividends which have been paid toward the purchase price, if the participant's employment with the Company terminates for reasons other than death, retirement or disability. There is no vesting schedule, and vesting occurs when stock received under said Plan is fully paid, which will vary with the Company's dividend policy from year to year. Dividends will be paid on all shares of restricted stock received pursuant to this Plan as and when dividends are declared by the Company with respect to all of its outstanding Common Stock.

(4) Includes the Company's contributions made for the benefit and on behalf of the named executive officer under the following:

     A. Life Insurance--The dollar value of premiums for term life insurance (having a face value in excess of $50,000) paid by the Company for the benefit of each of the named executive officers is:

                                                                 1992        1993        1994
                                                                -------    --------    --------
            Murray K. McComas................................   $ 3,412    $  3,534    $  3,757
            Michael J. Samargya..............................     1,990       2,079       3,465
            Giles W. Schutte.................................     3,700       3,856       4,119
            Blair T. Smoulder................................     1,320       1,582       1,690
            John E. Zawacki..................................       359         380         703

     B. The Dollar Value of All Unused Personal and Vacation Days Paid by the Company to Each of the Named Executive Officers is:

                                                                 1992        1993        1994
                                                                -------    --------    --------
            Murray K. McComas................................         0           0           0
            Michael J. Samargya..............................   $ 4,972    $  5,284    $  5,446
            Giles W. Schutte.................................     5,703      18,323      18,884
            Blair T. Smoulder................................         0           0           0
            John E. Zawacki..................................         0           0           0

     C. The Company's Savings Plan--Under the Savings Plan, which is available to all full-time employees of the Company with one year of service, the Company matches employees' contributions to the Plan of 1% to 5% of their salary. The Company's contributions, and the earnings thereon, are subject to divestiture in accordance with a vesting schedule under which 20% vests after three years of service to the Company, with an additional 20% vesting after each year thereafter until full vesting is achieved after seven years of service. Amounts allocated to the named executive officers are:

                                                                  1992       1993        1994
                                                                 -------    -------    --------
            Murray K. McComas.................................   $ 4,239    $ 5,140    $  7,440
            Michael J. Samargya...............................     4,300      5,004       7,190
            Giles W. Schutte..................................     4,312      5,028       8,156
            Blair T. Smoulder.................................     4,323      5,028       8,076
            John E. Zawacki...................................     4,725      4,842       8,022

     D. The Company's Profit Sharing and Retirement Plan--Under the Profit Sharing and Retirement Plan, which covers all employees of the Company, the Company contributes 10% of its "adjusted net income," as defined in the Plan, to the Plan's trust fund. Amounts contributed by the Company to the trust fund are allocated among participating employees based on salary and years of service to the Company, but allocations to the executive officers listed in this table are limited to $30,000 (adjusted to take into account cost-of-living adjustments provided for under
       Section 415(d) of the Internal Revenue Code since 1986). The amounts allocated are invested in accordance with the instructions of the individual Plan participants in investments approved by the Plan trustees. Amounts allocated to the named executive officers are:

                                                                 1992        1993        1994
                                                               --------    --------    --------
            Murray K. McComas...............................   $ 21,499    $ 19,718    $ 15,115
            Michael J. Samargya.............................     21,373      19,986      15,195
            Giles W. Schutte................................     21,344      19,936      13,636
            Blair T. Smoulder...............................     21,324      19,936      13,795
            John E. Zawacki.................................     20,500      19,986      13,914

     E. Benefit Restoration Plans--The following amounts were paid as reimbursement under the Company's benefit restoration plans to compensate the named executive officers for benefits not otherwise paid under the Savings Plan and the Profit Sharing and Retirement Plan due to limitations imposed by tax law:

                                                                 1992        1993        1994
                                                               --------    --------    --------
            Murray K. McComas...............................   $ 34,056    $ 39,631    $ 35,057
            Michael J. Samargya.............................     10,995      15,246      13,069
            Giles W. Schutte................................     17,656      22,174      19,017
            Blair T. Smoulder...............................     17,657      22,219      18,984
            John E. Zawacki.................................      6,287       9,346       7,158

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee of the Board of Directors, consisting of David A. Blair, John O. Hanna, and Gerald A. Huber, and a standing Nominating Committee consisting of

Robert W. Blair, John O. Hanna, and Murray K. McComas. The Executive Officer Compensation Committee, currently consisting of Robert W. Blair, Gerald A. Huber, and John O. Hanna, recommends policies for and levels of executive officer compensation other than awards under the Company's Employee Stock Purchase Plan. The Executive Payroll Compensation Committee, consisting of Murray K. McComas, Giles W. Schutte, and Blair T. Smoulder, recommends policies and levels of compensation for non-executive officers. In addition, the Employee Stock Purchase Plan Committee, currently consisting of Robert W. Blair and Gerald A. Huber, administers the Company's Employee Stock Purchase Plan. Mr. Huber was appointed to the Employee Stock Purchase Plan Committee to replace John L. Blair, who resigned as a director of the Company on July 20, 1994.

     During 1994, the Board of Directors held nine meetings. The Employee Stock Purchase Plan Committee met once. The Executive Officer Compensation Committee held four meetings and the Audit Committee held two meetings. The Executive Payroll Compensation Committee met thirteen times in 1994. Each nominee for election to the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served (during the periods that he served).

COMPENSATION OF DIRECTORS

     In 1994, non-management members of the Board of Directors received an annual retainer of $3,000. In 1994, non-management members also received compensation in the amount of $500 for each meeting of the Board of Directors attended and $400 for each meeting attended of the Committees of the Board of Directors. Management members of the Board of Directors are not compensated for attending meetings of the Board of Directors or its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Officer Compensation Committee consists of Robert W. Blair, Gerald A. Huber, and John O. Hanna. The Employee Stock Purchase Plan Committee consists of Robert W. Blair and Gerald A. Huber. Both Mr. Huber and Mr. Hanna are nonemployee directors of the Company. Mr. Robert W. Blair was a Vice President and Executive Vice President of the Company in 1989 and 1990, respectively, but he has not served as a Company employee since that time. Although not an appointed member of the Executive Officer Compensation Committee, Murray K. McComas, the Company's President, participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself at the request of the Executive Officer Compensation Committee.

                       COMPENSATION COMMITTEE REPORTS ON
                         EXECUTIVE OFFICER COMPENSATION

     For fiscal year 1994, decisions on compensation for executive officers of the Company were made by the Executive Officer Compensation Committee and the Employee Stock Purchase Plan Committee. In accordance with the rules of the Securities and Exchange Commission (the "SEC") designed to enhance disclosure of policies with respect to executive compensation, set forth below are reports submitted by these committees addressing the Company's compensation policies with respect to executive officers for fiscal year 1994.

REPORT OF THE EXECUTIVE OFFICER COMPENSATION COMMITTEE

     The Executive Officer Compensation (the "EOC") Committee of the Board of Directors is responsible for salary levels and bonuses for all officers of the Company deemed by the Board of Directors to be within the SEC's definition of "executive officer," i.e., a company's president, any vice president in charge of a principal business unit, division or function or any other officer or person who performs similar policy-making functions for the company. The minutes of meetings of the EOC Committee at which compensation decisions are reached are acknowledged and approved by the full Board of Directors of the Company.

     On January 11, 1994, the EOC Committee approved a 3% increase in the salary of Murray K. McComas, the Company's Chief Executive Officer, and Messrs. Samargya, Schutte and Smoulder, and a 4% increase in the salary of Mr. Zawacki, effective January 23, 1994. Mr. McComas participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself. Mr. McComas was not present when the EOC Committee evaluated him and determined his salary level and the salary levels of the Company's two Executive Vice Presidents (Messrs. Schutte and Smoulder).

     On October 2, 1994, the standard work week throughout the Company was increased from 37.25 hours to 40 hours. Accordingly, all employees on the executive payroll, including Messrs. McComas, Samargya, Schutte, Smoulder, and Zawacki, received a 7.38% pay adjustment to correspond to the new weekly work schedule.

     The EOC Committee's decisions on salary levels for executive officers ultimately were subjective, based on consideration of a number of factors. No one factor was determinative of the salary level of any of the five named executive officers. Moreover, the EOC Committee did not weigh any one factor against any other in a way that makes it possible to assign a numerical value to the weight of any factor in the determination of the salaries of the Chief Executive Officer and the four other named executive officers.

     The EOC Committee first determined that a greater proportion of the total compensation paid to executive officers should be tied to performance goals through the Company's Executive Officer Bonus Plan. This resulted in the EOC Committee's decision to minimize salary increases. The EOC Committee also considered the Company's historical executive officer salary levels and salary increases in the context of the independent consultant's study discussed below. The Company does not contemplate a targeted "mix" of salary and bonus, but believes that its executive officers should be incentivized through greater bonus compensation tied to the Company's performance and lower salary increases. The actual "mix" achieved for 1994 reflects this effort to hold down the rate of salary increase while, at the same time, provide a greater economic opportunity to earn bonus compensation.

     Considering the increase in the Consumer Price Index and the EOC Committee's satisfaction with the individual performances of the five named executive officers, the EOC Committee determined that a 3% increase in salary was appropriate for four of the executive officers and a 4% increase in salary was appropriate for the fifth named executive officer.

     The EOC Committee's decisions with respect to bonuses for executive officers were made on December 16, 1993. The EOC Committee determined to establish a new bonus schedule for executive officers, which is effective for fiscal years 1993 and 1994, as well as retroactively for fiscal year 1992. Under the new schedule, executive officers may receive bonuses equal to a percentage of their salary income for the year. The percentage is dependent upon the range of the Company's after-tax income for the year. If the Company's after-tax net income falls within a higher range, the executive officers receive a larger bonus. The schedule is set forth below.

                                                                             BONUS
                            RANGE OF COMPANY NET INCOME                    PERCENTAGE
                            ---------------------------                    ----------
            Less than $25 million......................................        0%
            $25 million, but less than $30 million.....................        3%
            $30 million, but less than $35 million.....................        6%
            $35 million, but less than $40 million.....................        9%
            $40 million, but less than $45 million.....................       12%
            $45 million and above......................................       15%

     In fiscal year 1994, the Company had net income of $37,678,710, and, as a result, the Company's executive officers earned bonuses in 1994 equal to 9% of their 1994 salary income.

     The foregoing bonus schedule replaces, for executive officers, the schedule applicable to the Company's bonus plan for all other employees. The EOC Committee adopted the new schedule after deciding that executive officers' total compensation should be more closely linked to corporate performance, as discussed above, so as to more closely align their interests with the interests of the Company's stockholders. While the schedule for executive officers' bonuses is triggered when the Company's net income is at least $25 million, the schedule for all other employees' bonuses is triggered when the Company's net income is at least $15 million.

     At its December 16, 1993 meeting, the EOC Committee considered data supporting its decision to more closely link executive officer compensation to corporate performance. The EOC Committee considered the results of a study conducted by a nationally-recognized independent consultant in executive compensation. The study encompassed executive compensation practices in 93 businesses in the retail sector in the United States, both public and private, including a number of mail order companies. The study covered more than 50 executive job descriptions or positions in the businesses surveyed.

     The study showed that the total compensation for the executives in the 93 companies consisted of approximately 79% base salary and 21% bonuses. In contrast, the Company's executive officers, in the same time period, received 97% of their compensation in base salary and 3% in bonuses. As a result of the adjustments made by the EOC Committee to the compensation of Mr. McComas and the other four named executive officers, their respective compensations earned in 1992 consisted of 92% base salary and 8% bonus, 94% base salary and 6% bonus in 1993 and 92% base salary and 8% bonus in 1994.

     The EOC Committee determined that the independent study supported its decision regarding total compensation levels to minimize salary increases for the Company's executive officers and to place increased reliance on greater potential bonus compensation for executive officers. The EOC Committee also determined that a single bonus schedule for all executive officers was appropriate at this time in light of such factors as teamwork, the absence at the Company of independent business units and the general contribution of all executive officers to the Company's performance.

                                       MEMBERS OF THE EXECUTIVE OFFICER
                                       COMPENSATION COMMITTEE

                                       Gerald A. Huber (Chairman)
                                       Robert W. Blair
                                       John O. Hanna

REPORT OF THE EMPLOYEE STOCK PURCHASE PLAN COMMITTEE

     Awards under the Company's Employee Stock Purchase Plan (the "Plan") are the responsibility of the Employee Stock Purchase Plan ("ESPP") Committee. The ESPP Committee is made up of directors who have not, within one year, been granted rights to purchase shares pursuant to the Plan, in order for grants under the Plan to satisfy SEC Rule 16b-3. Decisions of the ESPP Committee are final and binding on the Company.

     Awards under the Plan were designed primarily to recognize the contributions of individual key employees to the Company's performance and to align the interests of management and stockholders. For many years, the Company has endorsed the view that management and key employees of the Company should be stockholders of the Company so that they will be motivated to increase stockholder value. This policy is implemented through the award to selected employees of the Company of rights to purchase shares of the Company's Common Stock under the Plan. Awards ordinarily are made once each year.

     The ESPP Committee selects employees to receive awards under the Plan (based, in part, on recommendations of the Company's executive officers and department heads as to employees who are not executive officers), determines the number of shares subject to the award, and chooses the price at which shares will be made available for purchase under the Plan. Because the price paid to purchase the stock under the grant is below fair market value and is paid out of dividends earned on the purchased shares, the price at which the shares are sold directly affects the degree to which grants under the Plan serve as incentive compensation for future performance rather than as bonuses for past performance. Moreover, since dividends reflect corporate earnings, as earnings increase, dividends likely increase and the purchaser is more likely to be vested sooner with full ownership rights to such shares.

     Many factors, both objective and subjective, were considered by the ESPP Committee before making grants in 1994, including, but not limited to, the Company's financial performance, the historic responsibilities and performance of individual employees, prior grants to the employee, and the employee's current vested and unvested ownership of the Company's common stock. There is no direct correlation between regular salary and awards under the Plan. No award was specifically tied to any one measure of performance or factor, and the ESPP Committee did not assign relative weights to the factors it considered in a way that would make it possible to assign a numerical value to the weight of any factor. Full ownership of the shares ordinarily does not vest, however, until they are fully paid for out of corporate dividends. The Company's dividend level can thus affect the full vesting of the shares, and the market price of the shares in large part determines the value of the grant to an individual executive.

     In fiscal year 1994, the ESPP Committee awarded grants under the Plan for the purchase of an aggregate of 42,450 shares of the Company's Common Stock to 85 of the Company's employees, 15 of whom were executive officers of the Company. Awards for all employees ranged from 250 shares to 2,250 shares, with 943 being the average number of shares sold to the Company's executive officers. The purchase price for all shares sold under the Plan in 1994 was $13 per share, at a time when the Company's Common Stock was trading at $40.25 per share. Over the past several years, the purchase price for stock awarded pursuant to the Plan has been approximately one-third of market value at the time of grant.

     Mr. McComas, the Company's Chief Executive Officer, received a grant of 2,250 shares, having a value of $61,312 by reason of the difference between the price paid and the fair market value of the stock at the time of purchase. While the ESPP Committee's decision with respect to Mr. McComas' grant was a subjective one not based on any one factor or any weighing of one factor against another, the ESPP Committee was of the view that the combination of his strong leadership of the Company, the Company's recent performance, and the need to further incentivize him to continue his tradition of exemplary leadership warranted a grant of that size.

                                       MEMBERS OF THE EMPLOYEE STOCK
                                       PURCHASE PLAN COMMITTEE

                                       Robert W. Blair (Chairman)
                                       Gerald A. Huber

                               PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Amex Market Value Index and the S&P Retail Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among Blair Corporation Common Stock, Amex Market Value Index
                    and S&P Retail Stores Composite Index**

                                                                  S&P Retail
      Measurement Period         Blair Corpo-     AMEX Market     Stores Com-
    (Fiscal Year Covered)           ration        Value Index    posite Index
1/1/90                               100             100             100
1990                                 128              82             100
1991                                 166             105             159
1992                                 212             106             186
1993                                 171             126             179
1994                                 171             115             163

Assumes $100 invested on January 1, 1990 in Blair Corporation Stock, Amex Market Value Index and S&P Retail Composite Index.

 * Total return assumes reinvestment of dividends.

** Fiscal year ending December 31.

     The closing price of the Company's Common Stock on the American Stock Exchange on March 8, 1995, was $33.75.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Another purpose of the meeting is to ratify the reappointment by the Board of Directors of the firm of Ernst & Young L.L.P. as independent certified public accountants to examine the financial statements and to perform the annual audit for the Company for the year December 31, 1995, such appointment to continue at the pleasure of the Board of Directors.

     A resolution calling for the ratification of the appointment of Ernst & Young L.L.P. will be presented at the Annual Meeting. Representatives of Ernst & Young L.L.P. will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification of the appointment of the Ernst & Young L.L.P.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than the matters that are set forth in the Notice of the Annual Meeting of Stockholders that accompanies this Proxy Statement and are described herein. In the event that any such matters do come properly before the meeting, it is intended that the persons named in the form of proxy solicited by management will vote all proxies in accordance with their best judgment.

RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposals which are to be presented for action at the 1996 Annual Meeting of Stockholders must be received by David A. Blair, Secretary, Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366, no later than November 18, 1995.

EXPENSE OF SOLICITATION OF PROXIES

     The cost of soliciting proxies by means of this Proxy Statement will be borne by the Company. The Company may make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy solicitation material to the beneficial owners of the Company's Common Stock and may reimburse them for their expenses in doing so.

                                                        DAVID A. BLAIR
                                                                       Secretary

PROXY

                     THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS OF THE BLAIR CORPORATION

     The undersigned hereby appoints Murray K. McComas, David A. Blair, and Giles W. Schutte, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Blair Corporation, to be held at the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania on Tuesday, April 18, 1995 at 11:00 A.M. and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present in the manner directed by the undersigned as follows:


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM I, AND FOR THE RATIFICATION OF AUDITORS IN ITEM II; AND THE PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                             FOLD AND DETACH HERE

THE BOARD RECOMMENDS A VOTE: FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I, AND FOR THE ELECTION OF AUDITORS IN ITEM II.


                                                            I plan to attend
                                                               the meeting

                                                                    0



I. ELECTION OF DIRECTORS

   Vote for all         WITHHOLD          NOMINEES: David A. Blair, Robert W. Blair, Steven M. Blair, Robert D. Crowley,
     nominees           AUTHORITY         John O. Hanna, Gerald A. Huber, Murray K. McComas, Thomas P. McKeever,
  listed below         to vote for        Michael J. Samargya, Giles W. Schutte, Blair T. Smoulder, John E. Zawacki
  (except as          all nominees
  shown below         listed below        (INSTRUCTIONS: To withhold authority to vote for any INDIVIDUAL NOMINEES write the
to the contrary)                          nominee's name on the line provided below:)
      0                    0              ______________________________________________________________________________________


II. RATIFICATION OF ERNST & YOUNG L.L.P.
    AS AUDITORS:
        FOR      AGAINST    ABSTAIN

         0          0          0

                                     The signer hereby revokes all proxies
                                     heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                     Dated: ____________________________, 1995

                                     _________________________________________
                                                      Signature(s)

                                     _________________________________________

                                     Please sign exactly as name appears
                                     hereon. Joint owners should each sign.
                                     When signing as attorney, executor,
                                     trustee, administrator or guardian, please give full title as such.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE